PRESS RELEASE

Rockwell Medical Issues Letter to Shareholders Explaining Why Electing Mark Ravich Could Do Lasting Harm

Urges Shareholders to Vote "FOR" David Domzalski on the WHITE Proxy Card

WIXOM, Michigan—May 22, 2017— Rockwell Medical, Inc. (NASDAQ:RMTI) today mailed a letter to its shareholders in connection with the Company's upcoming 2017 Annual Meeting of Shareholders ("Annual Meeting") to be held on June 1, 2017.

The Rockwell Medical Board of Directors unanimously recommends shareholders vote on the WHITE proxy card today "FOR" David Domzalski, "FOR" each of the proposals listed in the proxy statement and "FOR" holding the "say on pay" advisory vote on executive compensation every THREE years.

Shareholders that have already voted the Blue proxy card still have time to change their vote.  Shareholders are encouraged to act quickly by voting today at www.proxyvote.com or by calling 1-800-454-8683.

All materials related to the Annual Meeting, including the Company's proxy statement and shareholder presentation, can be found on the company's website at www.rockwellmed.com.

The full text of the letter follows:

YOUR VOTE IS IMPORTANT

ELECTING MARK RAVICH TO ROCKWELL'S BOARD COULD DO LASTING HARM

May 22, 2017

Dear Fellow Shareholder:

The Rockwell Medical 2017 Annual Meeting of shareholders is fast approaching.  On June 1, 2017, shareholders will have the opportunity to elect David Domzalski to our Board, an individual with the ability to help maximize shareholder value. We encourage you to take advantage of this opportunity to advance our global Triferic commercialization initiative by voting on the WHITE proxy card today.

WE BELIEVE ELECTING MARK RAVICH TO THE BOARD WILL HARM THE COMPANY AND COULD PRESENT US WITH SERIOUS SETBACKS:

➢
Mr. Ravich has no experience in the pharma industry or in advancing Rockwell's strategic initiatives to commercialize Triferic in the U.S. or globally – he would bring no value to our business or our shareholders.

➢
Mr. Ravich has consistently loaned his Rockwell shares to short-sellers (knowingly pressuring RMTI's share price lower), while bragging about the monthly income he makes by doing so. We believe this clearly shows that he cares more about his own personal gain rather than the best interest of Rockwell shareholders.

➢
Mr. Ravich was confronted with potential bankruptcy as CEO of Universal International after posting eight consecutive quarterly losses, and before the company was taken over by its largest shareholder.

➢
Mr. Ravich has a poor record of performance and corporate governance at Orchid's Paper Products Company, where he is Chairman of the Governance Committee. Since joining Orchid's board in February 2013, Orchid's stock price has declined by approximately 40%.  Even worse, since announcing the suspension of its quarterly dividend last month, Orchid's stock has plummeted by approximately 48%!

➢	We do not believe Mr. Ravich can help attract new investors as well as David Domzalski - who has attracted high-quality, institutional investors to Foamix Pharmaceuticals.

➢
If elected to the Board, Mr. Ravich will collect a Director fee for 3 years without contributing to what we believe the Company really needs, and shareholders will miss the opportunity to have a seasoned pharma executive whose experience can help advance Rockwell's business.

➢	If elected to the Board, we believe Mr. Ravich will wage another costly and distracting proxy fight with Richmond Brothers to gain control of the Company next year.

IT'S IMPORTANT FOR SHAREHOLDERS TO KNOW: David Richmond and Mark Ravich each personally own less than 1.0% of Rockwell Medical stock -- significantly less than the 11.8% they have stated they own on behalf of themselves and Richmond Brothers' clients. We believe they have intentionally misled shareholders by suggesting they have more voting power than they actually have.

Despite what Richmond Brothers has said publicly, they have told us they believe Triferic will get add-on reimbursement, and the strategy to secure it before booking sales with bundled reimbursement is the correct one.

Furthermore, they have told us directly that they plan to get Mark Ravich elected to the Board this year and then launch another proxy campaign next year to gain control of the Company.

PROTECT YOUR INVESTMENT BY VOTING "FOR" DAVID DOMZALSKI
ON THE WHITE PROXY CARD TODAY!

DAVID DOMZALSKI IS THE RIGHT DIRECTOR FOR OUR BOARD

David Domzalski is completely independent of Rockwell's Board and management.  He was identified as an exceptional candidate by a third-party consulting firm as part of Rockwell's year-long search for new directors.  David has the right experience that can advance our effort to commercialize Triferic both in the U.S. and globally, to ensure shareholders see maximum returns on their investment.  Mr. Domzalski's relevant and important experience includes:

•	Negotiating with CMS for favorable reimbursement
•	Obtaining private insurer reimbursement
•	Launching a novel drug therapy
•	Marketing and selling novel therapies to providers
•	Managing third-party manufacturing arrangements
•	Managing global partnerships for drug distribution
•	Overseeing growth pharma enterprises
•	Building strong relationships with institutional investment funds

This experience is all directly relevant to growing Rockwell Medical and improving share price.

WE ENCOURAGE ALL SHAREHOLDERS TO REVIEW THE FACTS AND VOTE
"FOR" DAVID DOMZALSKI ON THE WHITE PROXY CARD

If you have already voted the Blue proxy card, you can still change your vote.
We encourage you to act quickly by voting today at www.proxyvote.com or by calling 1-800-454-8683.

You may also vote by signing and dating the enclosed WHITE proxy card and returning it in the prepaid envelope provided. We need your help in protecting Rockwell and in creating value for all shareholders.

Thank you again for your support!

Sincerely,

The Rockwell Medical Board of Directors

IMPORTANT VOTING INFORMATION
Make sure your vote counts in time!
Please vote online today at www.proxyvote.com or by calling 800-454-8683.

VOTE
"FOR" DAVID DOMZALSKI

VOTE
"FOR" THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS

VOTE
"THREE YEARS"
with respect to the frequency of shareholder advisory votes
on the Company's executive compensation

VOTE
"FOR" APPROVAL OF THE
2017 LONG TERM INCENTIVE PLAN

VOTE
"FOR" PLANTE & MORAN
as the Company's independent registered public accounting firm

VOTE ONLINE  | VOTE BY PHONE  |  VOTE BY MAIL

If you voted the Blue proxy card you can change your vote using the WHITE proxy card.

Many shareholders have changed their votes after getting all the facts and recognizing that Mr. Ravich and Richmond Brothers are out for themselves – not Rockwell shareholders.

If you have any questions or require any assistance with voting your shares, please contact the Company's proxy solicitor DF King

Telephone: 212-269-5550 or 800-884-4725 |  Email: Rockwell@dfking.com

Vote today at www.proxyvote.com or 1-800-454-8683

About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's innovative drug Triferic is the only FDA approved therapy to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally.

Rockwell's FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to sell and market Calcitriol and Triferic. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It
Rockwell Medical, Inc. (the "Company"), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company's shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company's definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission ("SEC") on April 21, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC's website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company's proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-884-4725.
Triferic® is a registered trademark of Rockwell Medical, Inc.

Contact:
Michael Rice
LifeSci Advisors, LLC
646-597-6979

Proxy Solicitor Contact:
Richard Grubaugh
D.F. King & Co.
212-269-5550 or 1-800-884-4725